Exhibit 4.1

CHASE BANK USA, NATIONAL ASSOCIATION,

Transferor, Servicer and Administrator

CHASE ISSUANCE TRUST,

Issuing Entity

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Indenture Trustee and Collateral Agent

FIRST AMENDMENT TO THE

THIRD AMENDED AND RESTATED

TRANSFER AND SERVICING AGREEMENT

Dated as of May 8, 2009

This FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED TRANSFER AND SERVICING AGREEMENT (this “First Amendment”) among CHASE BANK USA, NATIONAL ASSOCIATION (the “Bank” or “Chase USA”), a national banking association, as Transferor, Servicer and Administrator, CHASE ISSUANCE TRUST, a statutory business trust created under the laws of the State of Delaware, as Issuing Entity and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee and Collateral Agent, is made and entered into as of May 8, 2009.

RECITALS

WHEREAS, the predecessor to Chase USA, the Issuing Entity and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”) and collateral agent (the “Collateral Agent”) have heretofore executed and delivered a Transfer and Servicing Agreement, dated as of May 1, 2002 (as amended and supplemented or otherwise modified through the date hereof, including by the Assumption Agreement, dated as of October 1, 2004, by Chase USA, as successor Transferor, Servicer and Administrator, in favor of and for the benefit of the Issuing Entity, the Indenture Trustee and the Collateral Agent, the “Original Transfer and Servicing Agreement”);

WHEREAS, the parties hereto have heretofore executed and delivered an Amended and Restated Transfer and Servicing Agreement, dated as of October 15, 2004, as amended by the First Amendment thereto, dated as of May 10, 2005, and a Second Amendment thereto, dated as of February 1, 2006 (as amended, supplemented or otherwise modified, the “Amended and Restated Transfer and Servicing Agreement”);

WHEREAS, the parties hereto have heretofore executed and delivered a Second Amended and Restated Transfer and Servicing Agreement, dated as of March 14, 2006 (as amended, supplemented or otherwise modified, the “Second Amended and Restated Transfer and Servicing Agreement”);

WHEREAS, the parties hereto have heretofore executed and delivered a Third Amended and Restated Transfer and Servicing Agreement, dated as of December 19, 2007 (as amended, supplemented or otherwise modified, the “Third Amended and Restated Transfer and Servicing Agreement”);

WHEREAS, the parties hereto desire to amend the Third Amended and Restated Transfer and Servicing Agreement as set forth below;

WHEREAS, subsection 12.01(a) of the Third Amended and Restated Transfer and Servicing Agreement provides that the Servicer, the Transferor, the Administrator and the Issuing Entity may amend the Third Amended and Restated Transfer and Servicing Agreement by a written instrument signed by each of them, without the consent of the Indenture Trustee, any Collateral

Agent or any of the Noteholders; provided that (i) each Transferor shall have delivered to the Indenture Trustee and the Owner Trustee an Officer’s Certificate, dated the date of any such amendment, stating that such Transferor reasonably believes that such amendment will not have an Adverse Effect and (ii) the Note Rating Agency Condition shall have been satisfied;

WHEREAS, the Indenture Trustee and Owner Trustee have received from each Transferor an Officer’s Certificate, dated the date hereof, stating that such Transferor reasonably believes that such amendment will not have an Adverse Effect and that the Note Rating Agency Condition has been satisfied; and

WHEREAS, all conditions precedent to the execution of this First Amendment have been complied with;

NOW, THEREFORE, the parties hereto hereby are executing and delivering this First Amendment in order to amend the Third Amended and Restated Transfer Agreement in the manner set forth below.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Third Amended and Restated Transfer and Servicing Agreement.

1. Amendment to Section 1.01. Section 1.01 of the Third Amended and Restated Transfer and Servicing Agreement shall be amended by deleting the definition therein of “Discount Receivables Collections” and replacing it with the following:

“Discount Receivables Collections” means, with respect to any Asset Pool, on any Date of Processing on and after the initial Discount Option Date, the product of (a) a fraction the numerator of which is the amount of Discount Receivables and the denominator of which is the Gross Principal Receivables in each case (for both numerator and denominator) as of the close of business on the last day of the prior Monthly Period and (b) Collections of Gross Principal Receivables received on such Date of Processing.

2. No Waiver. The execution and delivery of this First Amendment shall not constitute a waiver of a past default under the Third Amended and Restated Transfer and Servicing Agreement or impair any right consequent thereon.

3. Third Amended and Restated Transfer Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Third Amended and Restated Transfer and Servicing Agreement shall remain in full force and effect. All references to the Third Amended and Restated Transfer and Servicing Agreement in any other document or instrument shall be deemed to mean the Third Amended and Restated Transfer and Servicing Agreement as amended by this First Amendment. This First Amendment shall not constitute a novation of the Third Amended and Restated Transfer and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Third Amended and Restated Transfer and Servicing Agreement to which they are parties thereto, as amended by this First Amendment, as though the terms and obligations of the Third Amended and Restated Transfer and Servicing Agreement were set forth herein.

4. Effect of Headings and Table of Contents. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

5. Separability. In case any provision in this First Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby.

6. Counterparts. This First Amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same instrument.

7. GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK .

8. Effective Date. This First Amendment shall become effective as of the day and year first above written.

IN WITNESS WHEREOF, the Transferor, the Servicer, the Administrator, the Issuing Entity, the Indenture Trustee and the Collateral Agent have caused this First Amendment to be duly executed by their respective officers as of the day and year first above written.

CHASE BANK USA, NATIONAL ASSOCIATION, as Transferor, Servicer and Administrator

By:	/s/ Keith W. Schuck
Name:	Keith W. Schuck
Title:	President

CHASE ISSUANCE TRUST, as Issuing Entity

By:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Owner Trustee on behalf of the Trust

By:	/s/ Steven M. Barone
Name:	Steven M. Barone
Title:	Financial Services Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Indenture Trustee and Collateral Agent

By:	/s/ Cheryl Zimmerman
Name:	Cheryl Zimmerman
Title:	Vice President

Acknowledged and Accepted:

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Owner Trustee

By:	/s/ Steven M. Barone
Name:	Steven M. Barone
Title:	Financial Services Officer

First Amendment to TSA